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                                                                     Exhibit 2.2

                               ARTICLES OF MERGER
                                       OF
                          EXTRUSION TECHNOLOGIES, INC.
                                       AND
                               UPONOR ETI COMPANY

To the Secretary of State
State of Colorado

     Pursuant to the provisions of the Colorado Business Corporation Act, the domestic corporations herein named do hereby submit the following Articles of Merger.

     FIRST: Attached hereto is the Plan of Merger for merging Extrusion Technologies, Inc. with and into Uponor ETI Company as approved by resolution adopted by the Board of Directors of Extrusion Technologies, Inc. on March 13, 2003 and by resolution adopted by the Board of Directors of Uponor ETI Company on March 13, 2003.

     SECOND: The Plan of Merger was unanimously approved by the shareholders of each of Extrusion Technologies, Inc. and Uponor ETI Company.

Executed on this 13th day of March, 2003.

                                            EXTRUSION TECHNOLOGIES, INC.

                                            By: /s/ Dobson West
                                                ------------------------------
                                                    Dobson West, Secretary

                                            UPONOR ETI COMPANY

                                            By: /s/ Dobson West
                                                ------------------------------
                                                    Dobson West, Secretary

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                                 PLAN OF MERGER

     This Plan of Merger was duly adopted by Extrusion Technologies, Inc., a business corporation organized under the laws of the State of Colorado, by resolution of its Board of Directors on March 13, 2003, and adopted by Uponor ETI Company, a business corporation organized under the laws of the State of Colorado, by resolution of its Board of Directors on March 13, 2003.

     The names of the corporations planning to merge are Extrusion Technologies, Inc., a business corporation organized under the laws of the State of Colorado, and Uponor ETI Company, a business corporation organized under the laws of the State of Colorado. The name of the surviving corporation into which Extrusion Technologies, Inc. plans to merge is Uponor ETI Company.

     1. Extrusion Technologies, Inc. and Uponor ETI Company shall, pursuant to the provisions of the Colorado Business Corporation Act, be merged with and into a single corporation, to wit, Uponor ETI Company. The name of the surviving corporation is Uponor ETI Company, which shall change its name to Extrusion Technologies, Inc. and which is sometimes hereinafter referred to as the "surviving corporation." The separate existence of Extrusion Technologies, Inc., which is sometimes hereinafter referred to as the "terminating corporation", shall cease at the effective time and date of the merger in accordance with the provisions of the Colorado Business Corporation Act.

     2. The present Articles of Incorporation of Uponor ETI Company shall be the Articles of Incorporation of said surviving corporation except that Article I relating to the name of the corporation, is hereby amended and changed so as to read as follows at the effective time and date of the merger:

                                   "ARTICLE I

                                      Name

          The name of the corporation is Extrusion Technologies, Inc."

and said Articles of Incorporation shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the Colorado Business Corporation Act.

     3. The present Bylaws of Uponor ETI Company will be the Bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as provided and in the manner prescribed by the provisions of the Colorado Business Corporation Act.

     4. The directors and officers in office of Extrusion Technologies, Inc. at the effective time and date of the merger shall be the members of the first Board of Directors and the

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first officers of the surviving corporation, respectively, all of whom shall hold their respective office until the next election of directors and/or officers and until their successors shall have been duly elected and qualified.

     5. Each issued share of the terminating corporation immediately before the effective time and date of the merger shall be converted into 0 shares of the surviving corporation. The issued shares of Uponor ETI Company shall not be converted or exchanged in any manner, but each said share which is issued at the effective time and date of the merger shall continue to represent one issued share of the surviving corporation.

     6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation and to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Colorado Business Corporation Act.

     7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the terminating corporation and by the shareholders entitled to vote of Uponor ETI Company in the manner prescribed by the provisions of the Colorado Business Corporation Act, the terminating corporation and Uponor ETI Company hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Colorado, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

     8. The Board of Directors and the proper officers of the terminating corporation and the Board of Directors and the proper officers of Uponor ETI Company, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

     9. The name and mailing address of the individual who caused this document to be delivered for filing and to whom the Secretary of State may deliver notice if filing of this document if refused, are:

                Margaret Stanley, Paralegal
                Fredrikson & Byron, P.A.
                4000 Pillsbury Center
                200 South Sixth Street
                Minneapolis, MN 55402

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